Exhibit 10.6

FIRST AMENDMENT TO

AMENDED AND RESTATED EXECUTIVE CONSULTING AGREEMENT

This First Amendment to Amended and Restated Executive Consulting Agreement (this “Amendment”), dated July __, 2025, and effective for all purposes as of July __, 2025 (the “Effective Date”), amends that certain Amended and Restated Executive Consulting Agreement dated June 17, 2025 (the “Consulting Agreement”), by and between Blair Jordan Strategy and Finance Consulting Inc. (the “Consultant”), Blair Jordan, an individual (“Jordan”), and 180 Life Sciences Corp., a Delaware corporation (“180 Life”), on, and subject to, the terms below. Certain capitalized terms used below but not otherwise defined shall have the meanings given to such terms in the Consulting Agreement.

WHEREAS, Consultant and 180 Life desire to enter into this Amendment to amend the Consulting Agreement on the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other good and valuable consideration, which consideration the parties hereby acknowledge and confirm the receipt and sufficiency thereof, the parties hereto agree as follows:

1. Amendments to Consulting Agreement. Effective as of the Effective Date:

(a) Section 2.1 of the Consulting Agreement is hereby amended and restated to read in its entirety as follows:

“2.1 The Company will pay the Consultant an annual consulting fee of $240,000 from the Effective Date until the closing date of the transactions contemplated by that certain Securities Purchase Agreement between the Company and certain investors party thereto dated on or around July 29, 2025 (the “Transaction Closing Date”), to be paid in twelve, equal monthly installments, with each installment payable monthly in arrears, in respect of the Services (the “Fee”). On the Transaction Closing Date, the Fee will increase to $450,000 (the “Increased Fee”). No deductions from source will be made on account of income taxes or employment insurance. All payments made pursuant to this Agreement will be made to the Consultant. In the event the Transaction Closing Date does not occur by August 7, 2025, no Increased Fee shall apply.”

(b) A new Section 4.14 shall be added to the Consulting Agreement, and shall read in its entirety as follows:

“4.14 Agreed Transition. Notwithstanding anything to the contrary in this Agreement, including Section 4.3, if at any time following the Transaction Closing Date, the Company and Consultant mutually agree that the CEO shall step down from the role of Chief Executive Officer of the Company and cease providing services under this Agreement (an “Agreed Transition”), and such departure is not characterized by the Company as a termination for “just cause” or by the Consultant as a resignation for “good reason,” the Consultant shall be entitled to receive, and the Company shall pay, at least the full amounts set forth in Section 4.3 as if the Consultant had been terminated without “just cause,” including, for the avoidance of doubt, the Extended Obligations described therein. The parties agree that an Agreed Transition shall not be deemed a termination for “just cause” or a resignation without “good reason” and shall be treated for all purposes of this Agreement as a mutually agreed separation on economic terms equivalent to a termination without “just cause.” Any such Agreed Transition must be documented in writing and signed by both parties and such amounts due to the Consultant will be paid on the effective date of the Agreed Transition. At the request of the Company, such Agreed Transition shall be conditioned on the Consultant and the CEO entering into a customary release agreement in favor of the Company.”

First Amendment to Amended and Restated Executive Consulting Agreement [Jordan and 180]

2. Effect of Amendment. Upon the effectiveness of this Amendment, each reference in the Consulting Agreement to “Consulting Agreement”, “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Consulting Agreement, as applicable, as modified and amended hereby.

3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to conflicts of law principles.

4. Heirs, Successors and Assigns. This Amendment shall bind and inure to the benefit of the parties and their respective successors and permitted assigns. Neither party shall be able to assign this Amendment without the prior written consent of the other party.

5. Counterparts and Signatures. This Amendment and any signed agreement or instrument entered into in connection with this Amendment, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows.]

First Amendment to Amended and Restated Executive Consulting Agreement [Jordan and 180]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written to be effective as of the Effective Date.

CONSULTANT

	By:	/s/ Blair Jordan
BLAIR JORDAN STRATEGY AND FINANCE CONSULTING INC.

JORDAN

/s/ Blair Jordan
Blair Jordan

180 LIFE

180 Life Sciences Corp.

By:	/s/ Ryan Smith

Its:	Lead Director

Printed Name:	Ryan Smith

First Amendment to Amended and Restated Executive Consulting Agreement [Jordan and 180]